Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AEye, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security	Security Class	Fee Calculation	Amount	Proposed	Maximum Aggregate	Fee Rate	Amount of
Type	Title	Rule	Registered (1)	Maximum	Offering Price		Registration
				Offering Price			Fee
				per Unit (2)
Equity	Common stock, par value $0.0001 per share	Other (2)	16,000,000(3)	$0.19	$3,040,000	$0.00011020	$335.0
Total Offering Amounts					$3,040,000	$0.00011020	$335.0
Total Fee Offsets							—
Net Fee Due							$335.0

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of AEye, Inc. (the “Registrant”) that may become issuable under the terms of the AEye, Inc. 2021 Equity Incentive Plan (the “2021 EIP”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on June 6, 2023, which date is within five business days prior to the filing of this registration statement.

(3)	Represents the additional shares of the Common Stock reserved for issuance under the 2021 EIP that was approved by the Registrant’s stockholders on May 3, 2023.